Exhibit 23.2

Audit Committee, Board of Managers and Members

Show Me Ethanol, LLC

Carrollton, Missouri

We consent to the incorporation by reference in Schedule 14A, Proxy Statement of Show Me Ethanol, LLC of our report dated March 31, 2009 on our audit of the financial statements and financial statement schedules of Show Me Ethanol, LLC as of and for the year ended December 31, 2008, which report is included in Show Me Ethanol LLC’s 2008 Annual Report on Form 10-K.

/s/ BKD, LLP

Lincoln, Nebraska

September 22, 2009